EXHIBIT 10.27
2006 BASE SALARY AND PERFORMANCE INCENTIVE PROGRAM
     The fiscal year 2006 base salaries that will be in effect under certain of the Executive Employment Agreements attached as separate exhibits to this Form 10-K will be as follows:

James P. McClure, Executive Vice President	$439,300
George B. Sundby, Executive Vice President& Chief Financial Officer	$350,000
Steven M. Zaccagnini, Executive Vice President	$400,000
Linda S. Auwers, Senior Vice President, General Counsel & Secretary	$310,745
     The Board of Directors has also approved the 2006 annual performance incentive program for executives and key employees, including Messrs. McClure, Sundby, Zaccagnini and Ms. Auwers (collectively, the “VPs”). The annual performance incentive program sets forth the criteria for determining if bonus payments to the VPs as well as other executives and key employees will be more or less than target bonus amounts. The bonus target for each of the VPs ranges between 40 percent and 60 percent of base pay.
     Under this program, Mr. Sundby’s target bonus for fiscal year 2006 will be 50 percent of base salary, with a 30 percent target based on Company performance (“Company Results”) and a 20 percent target based on his individual performance in providing strategic leadership, employee leadership, and compliance and administration (“Individual Performance”). The Company Results component of the bonus may range from zero to 200 percent of the target amount. The Company Results component is based on certain targets for income from continuing operations (“Company Income”) subject to discretionary strategic results modifiers (“Strategic Results Modifiers”). The Company Results bonus is subject to the achievement of a threshold Company Income amount. The performance metrics for the Strategic Results Modifiers have not yet been determined but may include revenue growth, operating profit margins, cash flow, cost reduction and other strategic performance targets. The Individual Performance component of the bonus may range from 0 to 150 percent of the targeted amount, which is 20 percent of Mr. Sundby’s base pay. Ms. Auwers’ 2006 bonus will be based on the same criteria as Mr. Sundby; however, her target bonus is 40 percent of base salary with a 24 percent target for Company Results and 16 percent target for Individual Performance.
     Mr. McClure’s 2006 bonus target is 60 percent of his base salary, with a 12 percent of base salary target based on Company Results, a 24 percent target based on the operational performance of the Company’s janitorial subsidiaries (“Janitorial Results”), and a 24 percent target based on Individual Performance. With respect to the Company Results and Individual Performance components, the goals and range correspond to Mr. Sundby’s. The Janitorial Results component of the bonus may range from zero to 200 percent of the target amount. The Janitorial Results component is based on the Company’s janitorial subsidiaries achieving certain pre-tax net income targets (“Janitorial Income”) subject to a strategic results modifier based upon achievement of certain days sales outstanding targets. The Janitorial Results component is subject to achievement of a threshold amount of Janitorial Income.
     Mr. Zaccagnini’s 2006 target bonus is 50 percent of his base salary, with 10 percent of base pay based on Company Results, a 20 percent target based on Individual Performance, and a 20 percent target based on certain pre-tax net income targets for the Company’s Engineering subsidiaries and Lighting subsidiaries and subject to the achievement of threshold amounts for these businesses.
     Mr. Slipsager’s base pay for 2006 has not been established. He is not included in the 2006 annual performance incentive plan, although the Board of Directors anticipates that his 2006 performance objectives will reflect a number of similar objectives. The Compensation Committee reserves the right to pay bonuses outside the annual performance incentive program.